Exhibit 99.1

DIGITAL ALLY, INC. ANNOUNCES 2016

OPERATING RESULTS

LENEXA, Kansas (March 27, 2017) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial applications, today announced its operating results for the quarter and full year ended December 31, 2016. An investor conference call is scheduled for 11:15 a.m. EDT tomorrow, March 28 2017 (see details below).

Highlights for Year Ended December 31, 2016

●	We expanded our addressable market outside of law enforcement with the award of several large orders involving our in-car event recorder and body camera products to non-law enforcement customers during 2016. These orders demonstrate the importance of our solution to meet customer demands and our flexibility to adapt our hardware and software to handle unique requirements for a variety of industries and applications.

●	We introduced several new cloud-based and other recurring service offerings to our product suite, including our revamped VuVault.com cloud storage service to law enforcement customers and the FleetVU Manager, our driver management, training and asset tracking cloud systems for non-law enforcement customers. Our FleetVu Manager users are able to manage and monitor their fleet drivers using their own customized and defined feedback parameters, such as speed, hard braking, geo-fencing and erratic turns, all of which are automatically uploaded to FleetVuManager.com without having to manually sort through hours of recorded video events. These recurring revenue services generate more predictable and stable revenue streams for us. Service and other revenues increased 35% during 2016 compared with 2015.

●	We recently released our new DVM-800 HD in-car video system, which provides the first full HD quality in-car video system available on the market. The DVM-800 HD is the new standard in high definition 1080p in-car video systems for law enforcement and is gaining the attention of our customers and potential customers because of its advanced features at an attractive price point.

●	During 2016 we were awarded a contract for the sale of FirstVu HD body-worn cameras to a non-law enforcement international customer. The three-year supply contract includes our FirstVu HD body-worn cameras, storage systems and an extended service agreement. The revenue from the initial orders delivered in 2016 exceeded $760,000 million with additional service revenues of $180,000 expected for 2017 through 2019. Our international revenues increased to $1,191,012, representing 7% of total revenues, during the year ended December 31, 2016 compared with $148,667, representing 1% of total revenues, during the year ended December 31, 2015.

●	In December 2016, we completed a private placement of $4.0 million in principal amount of 8% secured convertible debentures and warrants exercisable to purchase 800,000 shares of common stock at $5.00 per share to two institutional investors. This private placement resulted in gross proceeds of $4.0 million before placement agent fees and other expenses associated with the transaction which totaled $281,570. We are using the net proceeds for general working capital purposes and to continue to execute our business plan.

●	During 2016 we filed patent infringement lawsuits against two competitors, Taser International, Inc. and Enforcement Video, LLC d/b/a as WatchGuard Video. We have alleged that these competitors are infringing on our patented “auto-activation” feature embodied in our VuLink product. We believe that our patented auto activation feature is becoming an industry standard required in a majority of competitive bids to supply body cameras to law enforcement customers. Law enforcement agencies across the country have recognized the ground-breaking nature of our “auto-activation” patents and are demanding this technology. We believe that Taser and WatchGuard have grown their market shares on the back of our innovations because they were unable to develop their own solutions. We will continue to aggressively pursue our claims that Taser and WatchGuard have willfully infringed our patents. Further, we believe that the outcome of this litigation will generally set the competitive landscape for body-worn cameras utilized by law enforcement agencies for the foreseeable future.

●	During 2016, we encountered excessive rework costs for our products due to nonrecurring supply chain issues with certain of our contract manufacturers. The supply chain issues have been corrected; however, the effects of these issues impacted our revenues and gross margins for 2016. Total revenue decreased by 17% to approximately $16.6 million in 2016, compared with approximately $20.0 million in the year ended December 31, 2015. Gross profit margin decreased to 32% of total revenue in 2016, compared with 42% in 2015.

●	The Company reported an operating loss of ($12,486,188) for the full year of 2016 compared with an operating loss of ($7,621,471) in the previous year. Operating loss in the fourth quarter of 2016 was ($4,013,995) compared with ($2,700,529) in the prior-year period.

●	A net loss of ($12,710,688), or ($2.38) per share, was recorded in the year ended December 31, 2016, compared with a net loss of ($12,037,892), or ($2.77) per share, in 2015.

●	On a non-GAAP basis, the Company recorded an adjusted net loss of ($10,273,557), or ($1.92) per share, in 2016 compared with a non-GAAP adjusted net loss of ($5,448,791), or ($1.26) per share in the year ended December 31, 2015.

Management Comments

“We were disappointed to report revenues for the year ended 2016 that decreased 17% from the year prior, even though we saw an increase in our service-based revenues in 2016,” stated Stanton E. Ross, Chief Executive Officer of Digital Ally Inc. “We are concentrating on expanding our recurring service-based revenue to help stabilize and grow our revenues on a quarterly basis. We are pursuing several new market channels that do not involve our traditional law enforcement and private security customers. If successful, we believe that these new market channels could yield increased recurring service revenues for us in 2017 and beyond. We are testing a new revenue model that bundles our product offerings, including the long-term lease of our body-worn and/or in-car audio/video hardware, together with a monthly subscription for our cloud storage, search and archiving services for the underlying audio and video material. We believe this revenue service model may appeal to our customers, in particular our commercial and other non-law enforcement customers because it reduces the capital outlay up front and eliminates repairs and maintenance in exchange for level monthly payments for the utilization of the equipment, data storage and management services.”

“We recently announced the launch of the DVM-800 HD in-car video system, which we believe will be disruptive in the market and will lead to an expansion of our overall market share in the law enforcement channel. The DVM-800 HD system provides full 1080P high definition video at a cost effective price point, which is a competitive market advantage for us.”

“Our international revenues increased to $1,191,012 in 2016 compared to $148,667 during 2015 and were aided by approximately $760,000 of revenue from the sale our FirstVU HD body worn cameras, storage systems and extended service agreement to a non-law enforcement international customer that will continue for three years. This order demonstrates the possibilities of deploying our FirstVU HD body cameras globally across various industries and applications in addition to the traditional law enforcement market.”

“We entered 2017 with a strong balance sheet and liquidity, which should be able to support a higher level of product sales and shipments if anticipated orders are forthcoming,” added Ross. “Unrestricted cash and equivalents totaled $3.9 million at December 31, 2016, and we had approximately $11.7 million in net working capital available at the end of 2016, including $2.5 million of accounts receivable and $9.6 million of inventory. Our goal is to reduce inventory levels during 2017 to provide additional funding for operations,” concluded Ross.

2016 Operating Results

For the year ended December 31, 2016, our total revenue decreased by 17% to approximately $16.6 million, compared with revenue of approximately $20.0 million in the year ended December 31, 2015. We attribute the decrease to ongoing confusion caused by Taser’s misleading press release regarding our patents, the reexamination of our patent commenced by Taser with the USPTO and our product quality control issues with our FirstVU HD product. In addition, we believe that Taser conspired to keep us out of the marketplace by engaging in improper, unethical and unfair competition. We expect FirstVU HD sales to recover during 2017 as we prosecute the patent lawsuits against Taser, WatchGuard and others and resolve our product quality issues. We believe the VuLink product differentiates our product offerings from our competitors and customers will become more familiar with our patented “auto-activation” technology.

International revenue increased to $1,191,012 in 2016, versus $148,667 in 2015. Our 2016 revenues were aided by approximately $760,000 of revenue generated by an order from a non-law enforcement international customer for our FirstVU HD body worn cameras, storage systems and extended service agreement. Gross profit declined 37% to $5,301,233 in 2016, versus $8,349,355 in 2015. Our gross margin decline is commensurate with the 17% decline in revenues for the year ended December 31, 2016 and the cost of sales as a percentage of revenues increasing to 68% from 58% for the year ended December 31, 2015. We believe that gross margins will improve in 2017 because we have corrected the workmanship and other issues affecting our FirstVU HD product during recent quarters, including the PCB contamination issue addressed in the second and third quarters 2016. Our goal is to improve our margins to 60% over the longer term based on the expected margins of our newer products, in particular the DVM-800, DVM-800 HD and FirstVU HD, as they continue to gain traction in the marketplace and we increase commercial market penetration in 2017. In addition, as revenues increase from these products, we will seek to further improve our margins from them through economies of scale and more efficiently utilizing fixed manufacturing overhead components. We plan to continue our initiative on more efficient management of our supply chain through outsourcing production, quantity purchases and more effective purchasing practices.

Selling, General and Administrative (“SG&A”) expenses increased approximately 11% to $17,787,421 in 2016, versus $15,970,826 a year earlier. Research and development costs increased 7% to $3,186,137 in 2016 compared with $2,980,807 in 2015. We are increasing our engineering staff of web-based developers as we expand our offerings to include, among other items, cloud-based evidence storage and management for our law enforcement customers (VuVault.net) and our web-based commercial fleet driver monitoring and management tool (FleetVU Manager). We have several active new projects in development, along with multiple upgrades to our existing products. Selling, advertising and promotional expense rose 7% to $4,238,895, compared with $3,965,400 in 2015. The increase is primarily attributable to our becoming the title sponsor in 2015 of the Web.com Tour golf tournament held annually in the Kansas City Metropolitan area. Our net promotional expense related to the 2016 tournament was $499,313 compared with $172,623 for the 2015 tournament, an increase of $326,690. Professional fees and related expenses rose 41% to $1,930,625 last year, compared with $1,368,758 a year earlier. The increase in professional fees and expenses is primarily attributable to higher litigation expenses related to the Utility, Taser, and WatchGuard lawsuits. We expect litigation expense to trend higher during 2017 as we commence the jury trial in the Utility lawsuit and discovery activities in the Taser and WatchGuard lawsuits. We intend to pursue recovery from Utility, Taser, WatchGuard, their insurers and other responsible parties as appropriate. Executive, support and administrative staff payroll expenses increased to $4,115,816 in the most recent year, compared with $2,941,151 a year earlier. This increase is attributable to hiring additional technical support staff to handle field inquiries and installation matters because our installed customer base has expanded. Further, we required additional technical and marketing support for our newer products, such as the DVM-800 HD, VuLink and FirstVU HD and, in particular, the new cloud-based VuVault.net and FleetVU Manager service-based products. Executive payroll increased over prior year levels as key employees and certain executives received raises or bonuses after several years of salaries being frozen.

We reported an operating loss of ($12,486,188) for 2016, compared with an operating loss of ($7,621,471) in the previous year.

Interest income increased to $26,195 in the year ended December 31, 2016, versus $21,156 a year earlier.

Non-cash income totaled $33,977 in 2016 to reflect changes in the fair value of the warrant derivatives. Non-cash charges of $4,063,377 were incurred in 2015 to reflect changes in fair value of the note payable and derivatives associated with the conversion of the secured convertible note into common stock and the exercise of associated warrants, along with fair value of the note payable and derivatives.

Because we elected to account for and record our secured convertible debentures on a fair value basis, we were required to expense certain related issuance costs to “other expense” during the year ended December 31, 2016 and 2015. Such costs totaled $281,570 and $93,845 at December 31, 2016 and 2015, respectively.

Other income was $0 for the year ended December 31, 2016 versus $1,878 in 2015.

Interest expense totaled $3,102 in 2016, compared to $282,233 in the year ended December 31, 2015 due to our reduced indebtedness throughout 2016.

We reported a 2016 net loss of ($12,710,688), or ($2.38) per share, compared with a prior-year net loss of ($12,037,892), or ($2.77) per share. No income tax provision or benefit was recorded in either 2016 or 2015.

We expect to continue to maintain a full valuation allowance on our deferred tax assets, including net operating loss carry forwards, until we determine that we can sustain a level of profitability that demonstrates our ability to realize such assets. During 2016, we increased our valuation reserve on deferred tax assets by approximately $4.4 million. As of December 31, 2016, we had approximately $40.1 million of net operating loss carryforwards and $2.0 million of research and development tax credit carryforwards available to offset future net taxable income.

On a non-GAAP basis, we reported an adjusted net loss (before depreciation, amortization, net interest expense, change in derivative liabilities, change in the fair value of secured convertible notes, secured convertible debentures issuance expense, and stock-based compensation), of ($10,273,557), or ($1.92) per share, for the year ended December 31, 2016, versus a non-GAAP adjusted net loss of ($5,448,791), or ($1.26) per diluted share, in the twelve months ended December 31, 2015. (Non-GAAP adjusted net loss is described in greater detail in a table at the end of this press release).

Fourth Quarter Operating Results

For the three-month period ended December 31, 2016, our total revenue decreased 32% to approximately $3.4 million, compared with revenue of approximately $5.1 million in the fourth quarter of the previous year. We believe our revenues in the fourth quarter 2016 continued to be negatively impacted by Taser’s misleading press release, the reexamination of our patent commenced by Taser with the USPTO and our product quality control issues.

Gross profit was $148,807 (4% of revenue) in the fourth quarter 2016, versus $1,563,647 (31% of revenue) in the fourth quarter of 2015. In the fourth quarter 2016, we scrapped approximately $570,000 of inventory, most of which related to our FirstVU HD product and its product quality issues. We also increased our reserve for obsolete inventory by approximately $485,000 in fourth quarter 2016 due to the implementation of newer versions of PCB components, making previous versions excess or obsolete and higher levels of used or trade-in inventory and items requiring refurbishment.

Selling, General and Administrative (“SG&A”) expenses decreased 2% to $4,162,802 in the final quarter of 2016, versus $4,264,176 a year earlier. Research and development costs increased 14% to $833,056 in the most recent quarter, compared with $732,944 in 2015. Selling, advertising and promotional expenses decreased 7% in the final quarter of 2016 to $943,152 versus $1,013,609 a year earlier. Stock-based compensation expense decreased 29% to $389,053, compared with $545,548 in the year-earlier period due primarily to the increased amortization of restricted stock granted in 2015 to our officers, directors and other employees due to their grant date fair value. General and administrative expense increased 1% to $1,997,541, compared with $1,972,075 in the corresponding period of the previous year.

Our operating loss was ($4,013,995) for the three months ended December 31, 2016, compared with an operating loss of ($2,700,529) in the fourth quarter of 2015.

Interest income decreased to $4,092 in the quarter ended December 31, 2016, versus $8,583 in the year-earlier quarter.

We reported non-cash income of $15,237 in the fourth quarter of 2016 compared with non-cash charges totaling ($422) in the year-earlier quarter. Such non-cash income (charges) reflects changes in fair value of the warrant derivatives associated with the senior convertible notes payable. Warrants to purchase 12,200 common shares remain unexercised at December 31, 2016 and 2015 which are treated as derivative liabilities.

Interest expense totaled $664 and $1,261 during the quarter ended December 31, 2016 and 2015, respectively, due to our reduced indebtedness throughout 2016.

We elected to account for and record our $4.0 million secured convertible debentures issued in December 2016 on its fair value basis. Accordingly, we were required to expense the related issuance costs of $281,570 to other expense in the consolidated statement of operations in fourth quarter 2016. There were no similar debt issuance costs for fourth quarter 2015.

We reported a net loss of ($4,276,900), or ($0.80) per share, in the fourth quarter of 2016, compared with a net loss of ($2,693,629), or ($0.53) per share, in the prior-year period. No income tax provision or benefit was recorded in the fourth quarter of either 2016 or 2015.

On a non-GAAP basis, we reported an adjusted EBITDA loss (earnings/loss before, depreciation, amortization, net interest expense, changes in derivative liabilities, losses on the conversion of secured convertible notes payable, secured convertible note issuance expenses, and stock-based compensation), of ($3,481,399), or ($0.63) per diluted share, for the three months ended December 31, 2016, versus non-GAAP adjusted EBITDA loss of ($2,024,810), or ($0.40), in the three months ended December 31, 2015.

Non-GAAP Financial Measures

Digital Ally, Inc. has provided financial information in this release that has not been prepared in accordance with GAAP. This information includes non-GAAP adjusted EBITDA loss. Digital Ally uses such non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Digital Ally’s ongoing operational performance. Digital Ally believes that the use of these non-GAAP financial measures provides an additional tool for investors to evaluate ongoing operating results and trends and in comparing its financial measures with other companies in Digital Ally’s industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial measures discussed above exclude certain non-cash and/or non-recurring expenses/income including: (1) depreciation and amortization expense, (2) net interest expense, (3) share-based compensation expense, (4) changes in fair value of secured convertible notes payable, (5) secured convertible debentures issuance expense, (6) and changes in warrant derivative valuations.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. As previously mentioned, a reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. Eastern Standard Time (EST) tomorrow, Tuesday, March 28, 2017, to discuss its operating results for the fourth quarter and year ended December 31, 2016, along with other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 844-761-0863 and entering conference ID# 89730459 a few minutes before 11:15 a.m. Eastern Standard Time on Tuesday, March 28, 2017.

A replay of the conference call will be available two hours after its completion, from March 28, 2017 until 11:59 p.m. on June 28, 2017 by dialing 855-859-2056 and entering the conference ID #89730459.

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial applications. The Company’s primary focus is digital video imaging and storage. The Company is headquartered in Lenexa, Kansas, and its shares are traded on The Nasdaq Capital Market under the symbol “DGLY.”

For additional news and information please visit www.digitalallyinc.com or follow us on Twitter @digitalallyinc and Facebook www.facebook.com/DigitalAllyInc

Follow additional Digital Ally Inc. social media channels here:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company will be able to improve its revenue and operating results; whether it will be able to achieve improved production and other efficiencies to restore its gross and operating margins to targeted levels in 2017 and beyond; whether the Company will be able to continue to expand into non-law enforcement markets; whether the Company has resolved its product quality issues; whether there will be commercial markets, domestically and internationally, for one or more of the Company’s new products, and the degree to which the interest shown in its new products, including the FirstVU HD, DVM-800 HD, VuLink, VuVault.net and FleetVU, will continue to translate into sales in future periods; whether the Company’s “auto-activation” technology is becoming a standard feature for agencies utilizing body-worn cameras; whether the Company will achieve positive outcomes in its litigation with various parties, including Taser, Utility Associates and WatchGuard; whether the USPTO rulings will curtail, eliminate or otherwise have an effect on the actions of Taser, Utility Associates and WatchGuard respecting the Company, its products and customers; whether the outstanding common stock purchase warrants will be exercised for cash; the Company’s ability to deliver its newer product offerings, including the FirstVU HD and DVM-800 HD, as scheduled, obtain the required components and products on a timely basis, and have them perform as planned; its ability to maintain or expand its share of the markets in which it competes, including those outside the law enforcement industry; whether the Company will be able to adapt its technology to new and different uses, including being able to introduce new products; whether and the extent to which the new patents allowed by the USPTO will give the Company effective, enforceable protection of the intellectual property contained in its products in the marketplace; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. The Company does not undertake to publicly update or revise forward-looking statements, whether because of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Stanton E. Ross, CEO, at (913) 814-7774 or

Thomas J. Heckman, CFO, at (913) 814-7774

(Financial Highlights Follow)

DIGITAL ALLY, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2016 AND 2015

	2016	2015
Assets
Current assets:
Cash and cash equivalents	$3,883,124	$6,924,079
Accounts receivable-trade, less allowance for doubtful accounts of $70,000 - 2016 and $74,997 - 2015	2,519,184	3,368,909
Accounts receivable-other	341,326	142,473
Inventories, net	9,586,311	10,661,766
Prepaid expenses	402,158	586,015

Total current assets	16,732,103	21,683,242

Furniture, fixtures and equipment, net	873,902	1,064,186
Restricted cash	500,000	-
Intangible assets, net	467,176	410,261
Other assets	261,915	316,521

Total assets	$18,835,096	$23,474,210

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,455,579	$1,374,160
Accrued expenses	1,542,729	936,327
Derivative liabilities	33,076	67,053
Capital lease obligation-current	32,792	34,828
Deferred revenue-current	925,932	568,988
Income taxes payable	7,048	10,139

Total current liabilities	4,997,156	2,991,495

Secured convertible debentures, at fair value	4,000,000	-
Capital lease obligation-long term	8,492	41,284
Deferred revenue-long term	2,073,176	1,685,891

Total liabilities	11,078,824	4,718,670

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 25,000,000 shares authorized; shares issued: 5,552,449 - 2016 and 5,241,999 - 2015	5,552	5,242
Additional paid in capital	59,565,288	57,854,178
Treasury stock, at cost (63,518 shares)	(2,157,226)	(2,157,226)
Accumulated deficit	(49,657,342)	(36,946,654)

Total stockholders’ equity	7,756,272	18,755,540

Total liabilities and stockholders’ equity	$18,835,096	$23,474,210

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON FORM 10-K

FOR THE YEAR ENDED DECEMBER 31, 2016 FILED WITH THE SEC)

DIGITAL ALLY, INC

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS AND YEAR ENDED

DECEMBER 31, 2016 AND 2015

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Product revenue	$3,068,547	$4,737,837	$15,014,647	$18,878,301
Service and other revenue	377,063	313,282	1,559,844	1,151,907
Total revenue	3,445,610	5,051,119	16,574,491	20,030,208

Cost of product revenue	2,973,317	3,506,686	10,461,064	11,526,139
Cost of Service and other revenue	323,486	(19,214)	812,194	154,714
Total cost of revenue	3,296,803	3,487,472	11,273,258	11,680,853

Gross profit	148,807	1,563,647	5,301,233	8,349,355

Selling, general and administrative expenses:
Research and development expense	833,056	732,944	3,186,137	2,980,807
Selling, advertising and promotional expense	943,152	1,013,609	4,238,895	3,965,400
Stock-based compensation expense	389,053	545,548	1,592,365	1,623,033
General and administrative expense	1,997,541	1,972,075	8,770,024	7,401,586
Total selling, general and administrative expenses	4,162.802	4,264,176	17,787,421	15,970,826
Operating loss	(4,013,995)	(2,700,529)	(12,486,188)	(7,621,471)

Interest income	4,092	8,583	26,195	21,156
Change in warrant derivative liabilities	15,237	(422)	33,977	371,006
Change in fair value of secured convertible notes payable	—	—	—	(4,434,383)
Secured convertible debentures issuance expenses	(281,570)	—	(281,570)	(93,845)
Other income (expense)	—	—	—	1,878
Interest expense	(664)	(1,261)	(3,102)	(282,233)
Loss before income tax (benefit)	(4,276,900)	(2,693,629)	(12,710,688)	(12,037,892)
Income tax (benefit)	—	—	—	—
Net loss	$(4,276,900)	$(2,693,629)	$(12,710,688)	$(12,037,892)

Earnings (loss) per share information:
Basic	$(0.80)	$(0.53)	$(2.38)	$(2.77)
Diluted	$(0.80)	$(0.53)	$(2.38)	$(2.77)

Weighted average shares outstanding:
Basic	5,488,931	5,120,503	5,347,042	4,340,012
Diluted	5,488,931	5,120,503	5,347,042	4,340,012

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON FORM 10-K

FOR THE YEAR ENDED DECEMBER 31, 2016 FILED WITH THE SEC)

DIGITAL ALLY, INC.

RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED NET LOSS

FOR THE THREE MONTHS AND YEAR ENDED

DECEMBER 31, 2016 AND 2015

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015

Net loss	$(4,276,900)	$(2,693,629)	$(12,710,688)	$(12,037,892)
Non-GAAP adjustments:
Stock-based compensation	389,053	545,548	1,592,365	1,623,033
Depreciation and amortization	143,543	130,171	574,080	547,769
Secured convertible debentures issuance expense	281,570	—	281,570	93,845
Change in fair value of secured convertible notes payable	—	—	—	4,434,383
Change in warrant derivative liabilities	(15,237)	422	(33,977)	(371,006)
Interest (income) expense, net	(3,428)	(7,322)	23,093	261,077

Total Non-GAAP adjustments	795,501	668,819	2,437,131	6,589,101

Non-GAAP adjusted net loss	$(3,481,399)	$(2,024,810)	$(10,273,557)	$(5,448,791)

Non-GAAP adjusted net loss per share information:
Basic	$(0.63)	$(0.40)	$(1.92)	$(1.26)
Diluted	$(0.63)	$(0.40)	$(1.92)	$(1.26)

GAAP basis net loss per share information:
Basic	$(0.80)	$(0.53)	$(2.32)	$(2.77)
Diluted	$(0.80)	$(0.53)	$(2.32)	$(2.77)

Weighted average shares outstanding:
Basic	5,488,931	5,120,503	5,347,042	4,340,012
Diluted	5,488,931	5,120,503	5,347,042	4,340,012

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON FORM 10-K

FOR THE YEAR ENDED DECEMBER 31, 2016 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2016 AND 2015

	2016	2015
Cash Flows From Operating Activities:
Net loss	$(12,710,688)	$(12,037,892)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation and amortization	574,080	547,769
Secured convertible debenture issuance expense	281,570	93,845
Stock based compensation	1,592,365	1,623,033
Change in warrant derivative liabilities	(33,977)	(371,006)
Amortization of discount on subordinated note payable	—	115,411
Change in fair value of secured convertible note payable	—	4,434,383
Provision for inventory obsolescence	797,509	601,833
Provision for doubtful accounts receivable	(4,997)	9,020

Change in assets and liabilities:
(Increase) decrease in:
Accounts receivable - trade	854,722	(334,030)
Accounts receivable - other	(198,853)	(3,269)
Inventories	277,946	(2,020,144)
Prepaid expenses	183,857	(231,235)
Other assets	54,606	(82,179)
Increase (decrease) in:
Accounts payable	1,081,419	(1,036,716)
Accrued expenses	606,402	(173,626)
Income taxes payable	(3,091)	2,185
Deposits	—	(1,878)
Deferred revenue	744,229	1,177,727

Net cash used in operating activities	(5,902,901)	(7,686,769)

Cash Flows from Investing Activities:
Purchases of furniture, fixtures and equipment	(340,674)	(423,063)
Additions to intangible assets	(100,037)	(195,890)
Release (restriction) of cash in accordance with secured convertible note	(500,000)	1,500,000

Net cash provided by (used in) investing activities	(940,711)	881,047

Cash Flows from Financing Activities:
Proceeds from issuance of common stock and warrants, net of issuance costs	—	11,223,285
Proceeds from secured convertible debentures and detachable common stock purchase warrants	4,000,000	—
Secured convertible debenture expense	(281,570)	(93,845)
Payment on subordinated notes payable	—	(2,500,000)
Proceeds from exercise of stock options and warrants	119,055	2,133,889
Principal payments on capital lease obligations	(34,828)	(83,244)

Net cash provided by financing activities	3,802,657	10,680,085

Net (decrease) increase in cash and cash equivalents	(3,040,955)	3,874,363
Cash and cash equivalents, beginning of period	6,924,079	3,049,716

Cash and cash equivalents, end of period	$3,883,124	$6,924,079

Supplemental disclosures of cash flow information:
Cash payments for interest	$3,089	$178,010

Cash payments for income taxes	$10,591	$2,185

Supplemental disclosures of non-cash investing and financing activities:
Restricted common stock grant	$290	$139

Restricted common stock forfeitures	$(5)	$—

Capital expenditures financed by capital lease obligations	$—	$94,367

Common issuance stock upon exercise of stock options and warrants	$—	$1,748,155

Conversion of secured convertible note into common stock	$—	$7,740,834

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON FORM 10-K

FOR THE YEAR ENDED DECEMBER 31, 2016 FILED WITH THE SEC)